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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Richard E. Davis
         Chief Financial Officer
         NMT Medical
         (617) 737-0930
         red@nmtmedical.com


                       NMT MEDICAL NAMES ERNST & YOUNG AS
                               INDEPENDENT AUDITOR

BOSTON, Mass., July 1, 2002 - NMT Medical, Inc. (Nasdaq: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, announced today that its Board of Directors, through its Audit Committee, has selected Ernst & Young LLP to serve as the Company's independent auditor, replacing Arthur Andersen LLP. The change is effective immediately. The decision to change the Company's independent auditor was the result of Arthur Andersen's recent legal difficulties, the resultant personnel departures and Arthur Andersen's decision to discontinue its auditing practice.

About NMT Medical, Inc.

NMT Medical designs, develops and markets innovative and advanced medical devices that are delivered through minimally invasive, catheter-based procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's cardiovascular business unit provides the interventional cardiologist with proprietary catheter-based implant technologies that treat cardiac sources of stroke. The cardiovascular business unit also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. The Company's neurosciences business unit serves the needs of neurosurgeons with a range of implantable single-use products, including cerebral spinal fluid shunts, external drainage products and aneurysm clips.

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